Exhibit 10.4

THIRD AMENDMENT TO THE

CAPITAL SOUTHWEST CORPORATION

2009 stock incentive plan

WHEREAS, Capital Southwest Corporation (the “Company”) previously adopted the Capital Southwest Corporation 2009 Stock Incentive Plan (as previously amended, the “2009 Plan”);

WHEREAS, on August 22, 2017 the Company received an exemptive order from the U.S. Securities and Exchange Commission that allows the Company to withhold shares of its common stock to satisfy the exercise of options to purchase shares of the Company’s common stock that were granted pursuant to the 2009 Plan;

WHEREAS, Section 18 of the 2009 Plan provides that the Board of Directors of the Company (the “Board”), may, subject to certain limitations, amend the 2009 Plan; and

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the 2009 Plan, effective as of the date of the exemptive order, as provided below.

NOW, THEREFORE, the 2009 Plan is hereby amended as follows:

1. Section 2(r) of the 2009 Plan is deleted in its entirety and replaced with the following:

(r) “Fair Market Value” on any date means the closing sales price of the Common Stock on the Nasdaq Global Select Market (or any other such exchange on which the Common Stock may be traded in the future) on the date of determination.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal. The Committee’s determination of Fair Market Value shall be conclusive and binding on all persons.

2. Section 5(c)(ii)B of the 2009 Plan is deleted in its entirety and replaced with the following:

B.Shares withheld by, or otherwise remitted (either by actual delivery, attestation, or net exercise) to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on a Restricted Stock, the exercise of Options granted under the Plan or upon any other payment or issuance of Shares under the Plan.

3. Section 9 of the 2009 Plan is deleted in its entirety and replaced with the following:

9. METHOD OF EXERCISE OF OPTIONS

Subject to any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the Exercise Price in such form or forms, including, without limitation, payment by delivery of cash or Common Stock owned by the Participant for more than six months having a Fair Market Value on the exercise date equal to the total Exercise Price, or by any combination of cash and Shares, including (except with respect to any Incentive Stock Options) by delivery of a notice of “net exercise” to or as directed by the Company, as a result of which the Participant will receive (i) the number of Shares underlying the portion of the Option exercised less (ii) such number of Shares as is equal to (X) the aggregate Exercise Price for the portion of the Option being exercised divided by (Y) the Fair Market Value on the date of exercise. The Participant may deliver shares of Common Stock either by attestation or by the delivery of a certificate or certificates for shares duly endorsed for transfer to the Company.

4. The amendments set forth above shall be effective as of August 22, 2017.

5. The 2009 Plan, as amended hereby, shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to the 2009 Plan to be executed by its duly authorized officer on this 7th day of November 2017.

CAPITAL SOUTHWEST CORPORATION By: /s/ Michael S. Sarner
Name: Michael S. Sarner
Title: Chief Financial Officer, Secretary and Treasurer